Exhibit 99.2

Contact:

Primo Water Corporation

David Mills, Chief Financial Officer

(336) 331-4000

ICR Inc.

Katie Turner

(646) 277-1228

Primo Water Appoints Emma Battle to the Board of Directors

WINSTON-SALEM, N.C., March 4, 2019 -- Primo Water Corporation (Nasdaq: PRMW) today announces the appointment of Emma S. Battle as a new independent director to its Board of Directors.

“Following an extensive search for highly qualified independent candidates, we are delighted that Emma will be joining our Board of Directors,” commented Billy Prim, Executive Chairman of the Board of Primo. “She is an excellent complement to our existing Board’s skill set, bringing demonstrated and relevant industry experience and strategic acumen to the table. Our Board looks forward to leveraging her robust experience as an e-commerce, digital and online marketing executive as we continue to advance our core values and strategic priorities.”

Ms. Battle is currently the President and Chief Executive Officer of MarketVigor, LLC, a strategic consulting, e-commerce marketing and digital analytics firm. She also serves as the President and Chief Executive Officer of Higher Education Works, a non-profit organization that advocates for support of North Carolina public universities and community colleges. She previously served as the President and Chief Operating Officer of CRISP Agency, a digital advertising agency, before which she served in executive and senior marketing and sales roles at Red Hat, Inc. and Hanesbrands Inc. She also holds a BA in Economics from Duke University and a MBA from Harvard Business School. Ms. Battle commented, “Primo is revolutionizing the way water is consumed in an environmentally and ethically responsible manner. I’ve enjoyed engaging with members of the Board since last summer, and am excited to join a hard-working group of directors focused on creating value for shareholders over the long-term.”

Susan Cates, Lead Independent Director of the Board, added, “It’s a pleasure to welcome Emma as a new independent director to our Board – our fourth new director added over the past five years. She is an analytical and innovative professional, who we believe will provide tremendous insight and perspectives to Primo. We are also very appreciative of the valuable input and support received from our shareholders during our director candidate evaluation process.”

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is an environmentally and ethically responsible company with a purpose of inspiring healthier lives through better water. Primo is North America's leading single source provider of water dispensers, multi-gallon purified bottled water, and self-service refill drinking water. Primo’s Dispensers, Exchange and Refill products are available in over 45,000 retail locations and online throughout the United States and Canada. For more information and to learn more about Primo Water, please visit our website at www.primowater.com.